Exhibit 10.1
Counterpart No.
CONFIDENTIAL TRANSITION AGREEMENT AND GENERAL RELEASE

    This Confidential Transition Agreement and General Release ("Release") is entered into by and between JIMMI SUE SMITH ("Employee") and KOPPERS INC. or a Subsidiary of Koppers Inc. ("Koppers"). A “Subsidiary” is defined as a company in which Koppers Inc. owns, directly or indirectly, at least twenty percent (20%) of the voting stock.

    WHEREAS, Employee has been employed by Koppers since February 2020, and from January 1, 2022 to January 5, 2026 as Chief Financial Officer and Treasurer;

    WHEREAS, Koppers and the Employee agreed that Employee would retire from the position of Chief Financial Officer effective January 5, 2026;

    WHEREAS, Employee remained employed by Koppers in an advisory capacity and in her role as Treasurer of Koppers until February 28, 2026;

    WHEREAS, Employee’s employment with Koppers terminated on February 28, 2026;

    WHEREAS, as the result of the termination of this employment, Employee is eligible for approximately six weeks of final base annual salary as severance pay under the Koppers Inc. Severance Pay Plan for Salaried Employees ("Severance Plan") provided that Employee signs this Release and adheres to the non-disclosure and non-competition restrictions set forth in this Release;

    WHEREAS, in lieu of the severance pay to which Employee is otherwise entitled under the Severance Plan, Koppers desires to provide Employee with enhanced severance pay of twelve (12) months of final base annual salary, along with other severance benefits as described below, provided that Employee signs and does not revoke this Release and adheres to the non-disclosure and non-competition restrictions set forth in this Release;

    WHEREAS, Koppers and Employee wish also to resolve, finally and completely and with prejudice, and without judicial or administrative intervention, any and all other matters between them relating to Employee’s employment with Koppers, the terms and conditions of that employment, and the termination of that employment; and

    NOW, THEREFORE, in consideration of the above recitals and the mutual promises and covenants set forth below, Employee and Koppers, each intending to be legally bound, agree as follows:

Section 1 -- Termination of Employment
A.Termination of Employment: By execution of this Release, Employee acknowledges that Employee’s employment with Koppers has been irrevocably terminated effective February 28, 2026 (“Separation Date”).

B.Investment Savings Plan/Other Compensation or Benefit Plans: As of the Separation Date, Employee will cease to be eligible to make contributions, and Employee will cease to
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be eligible to receive contributions from Koppers or its affiliates, into the Employee Savings Plan of Koppers Inc. and Subsidiaries except that nothing in this Release affects Employee’s eligibility to receive, upon the termination of employment, the vested portion of Employee’s account balance under such plan in accordance with the terms of said plan. In addition, as of the Separation Date, Employee will cease to be eligible to participate in all other compensation, or benefit plans or programs sponsored by Koppers or its affiliates including, but not limited to, the Travel Accident Insurance Plan of Koppers Inc. for Regular Salaried Employees, and the Koppers Salary Continuation Plan, except as otherwise specifically provided in this Release.

C.Vacation: Upon the termination of employment with Koppers, Employee will be entitled to be paid and will be paid for 27 hours of accrued unused vacation, to the extent it remains unused as of the Separation Date.

D.Transition of Responsibilities: During the Severance Pay Period, described in Section 2 below, Employee will be available upon reasonable request and at mutually convenient times to respond to requests for information pertaining to Employee’s prior work responsibilities.

E.Koppers Property: Within one (1) week of the Separation Date, and in any event before accepting any monetary payment from Koppers pursuant to Section 2 below, Employee must return to Koppers all files, memoranda, documents, records, electronic records, software, copies of the foregoing, credit cards, keys, cell phones, computers, and any other property of Koppers or any other Released Party in Employee’s possession.

Section 2 -- Severance Pay Period
    For purposes of this Release, the period from March 1, 2026, through February 28, 2027, will hereinafter be referred to as the "Severance Pay Period."
A.Severance Payment: During the Severance Pay Period and provided that Employee signs and does not revoke this Release and complies with all other terms of this Release, Employee shall continue to receive from Koppers Employee’s regular bi-weekly salary in substantially equal installments of Sixteen Thousand Nine Hundred Twenty-Three Dollars and Eight Cents ($16,923.08), less deductions required by law. Severance payments will be made in accordance with the applicable payroll cycle. Koppers’ total gross payment hereunder to Employee shall be approximately Four Hundred Forty Thousand Dollars and Zero Cents ($440,000.00), which Employee acknowledges and agrees constitutes twelve (12) months of her base compensation. Employee expressly acknowledges that this constitutes severance pay being paid in installments during the Severance Pay Period.

B.Benefits to Which Employee will be Eligible: Employee’s Koppers sponsored benefits ceased and forever terminated on February 28, 2026. The date of the “qualifying event” for purposes of Employee electing continued health coverage under the Koppers sponsored health plan pursuant to the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) shall be the Separation Date.

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    Employee and, as may be applicable, Employee’s eligible dependents, may elect COBRA continuation coverage, in accordance with the terms of the applicable plan, for the following plans provided that Employee previously elected coverage while an active employee: (i) Comprehensive Medical Benefits Plan of Koppers Inc. for Salaried Employees; (ii) Dental Expense Plan for Salaried Employees of Koppers Inc.; and (iii) Vision Plan.  If Employee elects COBRA continuation coverage, Koppers’ COBRA administrator will bill Employee directly for such coverage, and Employee will submit all required payments directly to the COBRA administrator. If Employee signs and does not revoke this Release, Koppers will subsidize applicable COBRA premiums by an amount equal to the employer share of benefit premiums paid by active employees, until the earliest of (i) Employee becoming eligible to be covered under another employer’s program of insurance benefits; and (ii) the last day of the month in which the Employee’s Severance Pay Period concludes.  The COBRA administrator will apply such subsidy to Employee’s COBRA premium. Should Employee become eligible to be covered by another employer-sponsored health or insurance plan at any time prior to the last scheduled severance payment Employee is to receive under paragraph 2(A) above, Employee agrees to notify Koppers in writing within 10 days of such event whereupon Koppers’ obligation to provide such coverage shall automatically terminate. If Employee is eligible to continue COBRA coverage after the Koppers subsidy ends, Employee may do so at Employee’s sole expense. In the event there is any conflict between this Release and plan documents, the plan documents will govern.

C.2025 Annual Incentive Plan: Pursuant to the Koppers Annual Incentive Plan, Employee is entitled to receive bonus compensation based on the terms of the plan, including being employed on the date payment is due and payable (the “Incentive Bonus”). Provided that Employee signs and does not revoke this Release and complies with all other terms of this Release, Employee shall receive the earned bonus amount for calendar year 2025. Employee will be paid the 2025 Incentive Bonus in a lump sum, less deductions required by law, according to Employer’s standard payroll practices for incentive bonuses, based on which Koppers anticipates Employee will be paid the Incentive Bonus on or around April 4, 2026. Notwithstanding the foregoing, the terms of the Annual Incentive Plan that do not conflict with this Release remain in full force and effect. To the extent the terms of the Annual Incentive Plan conflict with this Release, the terms of this Release will control.

D.2026 Annual Incentive Plan: Provided that Employee signs and does not revoke this Release and complies with all other terms of this Release, Employee shall receive the full amount of her 2026 Annual Incentive Plan bonus in the amount of Three Hundred Thirty Thousand Dollars and Zero Cents ($330,000.00). Employee will be paid the 2026 Annual Incentive Plan bonus in a lump sum, less deductions required by law, according to Employer’s standard payroll practices for incentive bonuses, based on which Koppers anticipates Employee will be paid the 2026 Annual Incentive Plan bonus on or around April 8, 2027. Notwithstanding the foregoing, the terms of the Annual Incentive Plan that do not conflict with this Release remain in full force and effect. To the extent the terms of the Annual Incentive Plan conflict with this Release, the terms of this Release will control.

E.Payment in Lieu of 2024 and 2025 Company Equity Awards: Pursuant to the Koppers 2020 Long-Term Incentive Plan, as amended and restated, Employee was granted certain Restricted Stock Units and Performance Share Units (including the “Equity Agreements”) in Koppers. Employee acknowledges and agrees that, pursuant to the terms of the Equity Agreements, the Restricted Stock Units and Performance Share Units are subject to vesting requirements, which, as of
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the Separation Date, were not met for certain unvested Restricted Stock Units and Performance Share Units awarded in 2024 and 2025. Provided that Employee signs and does not revoke this Release and complies with all other terms of this Release, Koppers agrees to provide a cash payment of ninety-five thousand nine hundred dollars and zero cents ($95,900.00), less deductions required by law, as additional consideration. Notwithstanding the foregoing, the terms of the Equity Agreements that do not conflict with this Release remain in full force and effect. To the extent the terms of any of the Equity Agreements conflict with this Release, the terms of this Release will control. The foregoing shall be paid to Employee on or around the Effective Date of this Release in accordance with Koppers regular payroll practices.

F.Payment in Lieu of 2026 Company Equity Award: Employee did not receive an equity award pursuant to Koppers Long-Term Incentive Plan, as amended and restated, in 2026. Provided that Employee signs and does not revoke this Release and complies with all other terms of this Release, Koppers agrees to provide a cash payment of Twenty-Seven Thousand Five Hundred Dollars and Zero Cents ($27,500.00), less deductions as required by law, as additional consideration, which is an amount equal to the two-month pro rata portion of Employee’s final base annual salary at the target level of one hundred twenty five percent (125%), subject to customary and lawful deductions. The foregoing shall be paid to Employee on or around the Effective Date of this Release in accordance with Koppers regular payroll practices.

G.Outplacement Services: Provided that Employee signs and does not revoke this Release and complies with all other terms of this Release, Employee will receive six (6) months of outplacement services by a vendor selected by Koppers.

H.Sufficiency of Consideration: The benefits provided in Section 2 shall be collectively referred to in this Release as the “Consideration.” Employee expressly acknowledges that, during the Severance Pay Period and otherwise, Employee shall not receive any payment or benefit from Koppers other than those specified above and that Koppers shall not be required to make any further payment or provide any further benefit to Employee or on her behalf, for any reason whatsoever, either during the Severance Pay Period or thereafter. Employee acknowledges and agrees that the Consideration constitutes compensation and benefits to which Employee is not otherwise entitled and is adequate consideration for all terms and covenants, including those in Sections 3 and 4 below, contained in this Release.

    Section 3 -- Complete Release
A.In General: Employee agrees to irrevocably and unconditionally release any and all Claims Employee may now have against Koppers and the Released Parties as set forth in this Section 3.

B.Released Parties: The “Released Parties” are Koppers, Koppers Inc., Koppers Holdings Inc., Subsidiaries and all related Koppers entities and, with respect to each of them, their predecessors and successors; all of their current and former employees, officers, directors, agents, insurers, employee benefit plans, plan fiduciaries, funds, programs, or arrangements providing pension, welfare, and fringe benefits; and their successors and/or assigns, jointly and individually.
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C.Claims Released: Employee understands and agrees that Employee is releasing all known and unknown claims, promises, causes of action, fees, damages, debts, obligations, liabilities, expenses or similar rights of any type that Employee may have or ever had (the "Claims") against any Released Party arising out of or in any way related to Employee’s hiring, employment with Koppers, the terms and conditions of employment with Koppers, the termination of employment with Koppers, and the continuing effects thereof. Employee further understands that the Claims being released may arise under many different laws and under any possible legal, equitable, statutory, contractual, or tort theory, including, but by no means limited to:

1.    Anti-discrimination statutes, such as all Claims under any federal, state, or local law, statute, ordinance, regulation, or executive order that prohibits employment discrimination, harassment, or retaliation based on religion, national origin, ancestry, marital status, sex, sexual orientation, age, race, color, handicap, disability, retaliation, or any other characteristic proscribed by law or activity protected by law, including but not limited to the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; 42 U.S.C. § 1981; the Equal Pay Act; the Americans with Disabilities Act; the Pennsylvania Human Relations Act; and any other federal, state, or local law, and any amendments thereto, that prohibits employment discrimination, harassment or retaliation of any kind.

2.    Federal, state, and local employment statutes, such as all Claims under the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; all Claims under the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Pennsylvania Whistleblower Law; the Pennsylvania Public Employee Relations Act; and all Claims under any law that restricts an employer’s right to terminate employees or otherwise regulates employment, including but not limited to whistleblower laws.

3.    Tort and Contract Claims, such as all Claims of wrongful or constructive discharge, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, and breach of covenants of good faith and fair dealing; and all similar or related Claims.

4.    Other examples of released Claims, include, but are not limited to all Claims for compensation, bonuses, cash awards, lost wages, vacation pay or sick pay; all Claims for short-term or long-term disability benefits; all Claims for severance or separation pay or benefits under the Severance Plan or otherwise; and all Claims for attorneys' fees or other indemnities.

    Employee understands that Employee is releasing Claims that Employee may not know about. That is Employee’s knowing and voluntary intent, even though Employee recognizes that someday Employee might learn that some or all of the facts Employee currently believes to be true are untrue and even though Employee might then regret having signed this Release. Nevertheless, Employee is assuming that risk and agrees that this Release shall remain effective in all respects in any such case.
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Employee expressly waives all rights Employee might have under any law that is intended to protect Employee from waiving unknown Claims and understands the significance of doing so. Employee also covenants that, to Employee’s knowledge, Employee has not sustained any work-related injury during employment at Koppers.

D.Rights Not Released: Employee does not waive, nor shall this Release be construed to waive, any right which is not subject to waiver as a matter of law, or any right which arises after the date of Employee’s execution of this Release.

Section 4 -- Employee ’s Promises
A.Pursuit of Released Claims: Employee represents that Employee has not filed or caused to be filed, and agrees that Employee will not file or cause to be filed, any lawsuit of any kind arising out of or relating to employment with Koppers, the terms and conditions of that employment, or the termination of employment. This Release does not prohibit Employee from filing an administrative charge of alleged employment discrimination, harassment, or retaliation under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, or the Americans with Disabilities Act of 1990, or filing an unfair labor practice charge with the National Labor Relations Board (“NLRB”) or participating in a NLRB or other administrative agency proceeding on Employee’s or another’s behalf; however, Employee represents that Employee has not to date filed or caused to be filed any such administrative charge and, further, agrees that Employee hereby waives any right to monetary or other recovery should any federal, state, or local administrative agency pursue any claim on Employee’s behalf. This means that by signing this Release, Employee has waived any right Employee had to obtain a recovery if such administrative agency pursues a claim against Koppers or any of the Released Parties based on any action taken by Koppers or any of the Released Parties prior to the date of Employee’s execution of this Release and that Employee will have released Koppers and the Released Parties of any and all Claims, and the continuing effects of any and all Claims, of any nature arising up to the date of Employee’s execution of this Release. Nothing in this Release prohibits Employee from communicating with or participating in any investigation or proceeding before the Securities and Exchange Commission (“SEC”) or any other securities regulatory agency or limits Employee’s right to receive an award for information provided to the SEC or any other securities regulatory agency.

B.Non-admission of Liability: Employee agrees that Koppers entry into this Release is not to be construed as, and is not, an admission that Koppers or any Released Party violated any of its duties or obligations to Employee or treated Employee improperly, unlawfully, or unfairly in any manner whatsoever. Neither this Release nor the implementation thereof shall be construed to be, or shall be admissible in any proceedings as, evidence of an admission by Koppers or any Released Party of any violation of or failure to comply with any federal, state, or local law, common law, agreement, rule, regulation, or order.

C.Cooperation; Non-Disparagement: Employee agrees for a period of two years following the termination of Employee’s employment with Koppers, (1) to remain contactable by Koppers and, to a reasonable extent, to cooperate with Koppers, its counsel, and other representatives regarding matters arising out of or related to Employee’s service to Koppers, including, without
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limitation, investigations or legal disputes involving matters arising during Employee’s employ in which Employee was involved or in which Employee is knowledgeable of relevant information, and Koppers shall reimburse Employee for reasonable expenses incurred in connection with such cooperation in investigations or legal disputes; and (2) not to make any disparaging statements about Koppers to any of Koppers' customers, employees, clients, contractors, suppliers, or to the media or to any other person either orally or by any other medium of communication, including Internet communication. As used herein, the term "disparaging statement" means any communication, oral or written, that is reckless or maliciously untrue. The foregoing is not intended to preclude or dissuade Employee from reporting possible securities law violations to the Securities and Exchange Commission or any other federal or state regulatory authority, filing an administrative charge or participating in an administrative proceeding, or engaging in protected activities, including concerted activities protected by the National Labor Relations Act (“NLRA”), such as discussing wages, benefits, or other terms and conditions of employment with others, including government agencies, former coworkers, and labor organizations; or legally required activities (“NLRA Protected Activities”).

D.Confidential Information:

1.Employee Representations. Employee recognizes and acknowledges that:

(i)during the course of employment with Koppers it was necessary for Employee to acquire information which could have included, in whole or in part, without limitation, trade secrets and information concerning Koppers’ products, processes, methods, engineering, technology, purchasing, marketing, selling and services not generally known in the industry, including information relating to Koppers’ research, development, sales, sales volume, sales methods, sales proposals, billing methods, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer's purchases from Koppers, Koppers’ sources of supply, Koppers’ computer programs, system documentation, special hardware, product hardware, related software development, Koppers’ manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to Koppers (or for which Koppers is responsible) or relating to Koppers’ affairs (collectively referred to herein as the "Confidential Information");
(ii)the Confidential Information is the property of Koppers;
(iii)the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to Koppers; and
(iv)it is essential to the protection of Koppers’ good will and to the maintenance of Koppers’ competitive position that the Confidential Information be kept secret.

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2.Limitations on Employee. Employee agrees not to disclose, or make accessible, the Confidential Information to any other person, business, firm or corporation, or use the Confidential Information to Employee’s own advantage or the advantage of others after the termination of employment with Koppers for the maximum duration permissible under applicable law.

3.Exceptions. Nothing in this Section shall prohibit Employee from providing truthful information in response to any lawful subpoena or governmental or administrative agency investigation. Further, Employee will not be held liable under any federal or state trade secret law for any disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by Koppers for reporting a suspected violation of law, Employee may disclose trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Further, the foregoing is not intended to preclude or dissuade Employee from engaging in NLRA Protected Activities.

E.Non-Competition:

1.Limitations on Employee. During the Severance Pay Period, or any period of non-solicitation or non-competition set forth in any Employment Terms and Conditions Agreement between Koppers and Employee, whichever is longer, Employee covenants and agrees that Employee shall not, directly or indirectly, acting alone or in conjunction with others:
(i)    (a)    become an officer, owner (other than having less than two (2%) percent ownership of a publicly traded corporation stock) or director of a Competing Business or
    (b)    be a consultant to, be employed by, or otherwise render services to or on behalf of a Competing Business in a capacity that is similar to the one held at Koppers;
    in each case of (i)(a) and (i)(b) above, anywhere in the United States or Canada where Employee performed services on behalf of Koppers;
or
(ii)    solicit, for the purpose of offering or attempting to offer any service, product or other application which is the same as or similar to the services, products or other applications offered or in the process of being developed by Koppers within the last year prior to the termination of employment with Koppers, any of Koppers’ customers (i) to whom Employee was assigned or whom Employee serviced, solicited or called upon, (ii) with whom Employee had a material contact, or (iii) about whom Employee learned Confidential Information; or
(iii)    solicit or attempt to solicit any employee of, or consultant to Koppers, which employee or consultant had been rendering services to Koppers at
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any time within the six (6) month period immediately preceding the termination of Employee’s employment, to leave the employ of, or no longer render service to or for the benefit of Koppers.

2.Employee Representations. Employee represents that Employee’s experience and capabilities are such that the provisions of this paragraph will not prevent Employee from earning a livelihood and acknowledges that it would cause Koppers serious and irreparable injury and cost if Employee were to use Employee’s ability and knowledge in competition with Koppers or to otherwise breach the obligations contained in this paragraph. Employee recognizes and acknowledges that Koppers conducts business on a national and international basis and, therefore, Employee agrees that this restriction is reasonable and necessary to protect Koppers’ business interests and is not intended to preclude or dissuade Employee from engaging in NLRA Protected Activities.

3.Definition. The term "Competing Business" shall mean any person, corporation, partnership, joint venture, association or other entity engaged in the development or offering or attempting to offer any service, product, chemical formulation or other material which:
(i)relates to treated wood products, wood preservation chemicals or carbon compounds;
(ii)constitutes or is utilized in conjunction with railroad track joints, ties, mounting hardware, bridge timbers, bridge crossings or bridging assemblies;
(iii)constitutes or is utilized in conjunction with utility poles (including components, inspection, treatment, maintenance and restoration thereof) or marine pilings;
(iv)relates to the recovery of wood materials; or
(v)constitutes any product or service which was in the process of being developed by Koppers within the last year prior to termination of Employee’s employment with Koppers.

F.Tolling: If Employee violates the terms of paragraph C or E of this Section 4, the duration of Employee’s obligations will be extended by the length of time during which Employee is in breach of the obligations.

G.Remedies: In the event of a breach by Employee of the terms of paragraphs C, D or E of this Section 4, Koppers shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance by Employee and to enjoin Employee from any further violations and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Employee acknowledges, however, that the remedies at law for any breach of the provisions of paragraphs D and E may be inadequate and that Koppers shall be entitled to injunctive relief against Employee in the event of any breach. Further, it is the intention of the parties that the provisions of paragraphs D and E of this Section 4 shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render
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unenforceable, or impair, the remainder thereof. If any provision, or any part thereof, is held to be unenforceable because of the duration, area, or scope of such provision, the parties agree that the court making such determination shall have the power to reduce the duration, area, or scope of such provision, or to delete specific words or phrases, and in its reduced form such provisions shall then be enforceable and shall be enforced.

H.This Release to be Kept Confidential: Employee agrees not to disclose the terms or amount of this Release to anyone other than Employee’s immediate family, attorney, or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person's violation of this confidentiality requirement will be treated as a violation of this Release by Employee. This paragraph does not prohibit the disclosure of the terms or amount of this Release to the extent necessary legally to enforce this Release, nor does it prohibit disclosures to the extent required by a court or administrative agency investigation. Employee acknowledges that Koppers would be irreparably harmed if this subsection were violated. The foregoing is not intended to preclude or dissuade Employee from engaging in NLRA Protected Activities.

I.Reporting Unlawful Conduct: Nothing in this Release prohibits or restricts Employee from reporting allegations of unlawful conduct, including criminal conduct or unlawful employment practices, to federal, state, or local officials for investigation, or testifying in an administrative, legislative, or judicial proceeding concerning criminal conduct or unlawful employment practices, where Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, and Employee agrees to waive any right to any monetary or other recovery in such event.

Section 5 -- Review and Revocation
A.Review: Employee acknowledges and agrees that any waiver of rights under this Release is knowing and voluntary and complies in full with all criteria set forth in the regulations promulgated under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, and any and all federal, state, and local laws, regulations, and orders. Employee expressly warrants that Employee is advised hereby in writing of Employee’s right to consult with an attorney prior to executing this Release. Employee further expressly warrants that Employee has had the opportunity to consult with, and to be advised by, an attorney before executing this Release to help Employee fully understand and appreciate its legal effect. Employee acknowledges that Employee has been afforded the opportunity to consider this Release for a period of 21 days from the Separation Date (the “Consideration Period”). Employee may decide to sign this Release prior to the expiration of the aforesaid period; however, it may not be signed by Employee prior to the day after Employee’s Separation Date. Employee agrees, pursuant to 29 C.F.R. Section 1625.22(e)(4), that any changes made to this Release after the date Employee receives it and before the date Employee signs it, whether material or immaterial, will not restart the running of the statutory period in which to consider this Release.

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B.Delivery: Employee shall cause the delivery of the executed Counterparts of this Release to be made by the business day following the last day of the Consideration Period, to Koppers Inc., Attention: Stephen Lucas, Senior Vice President, Culture & Engagement, Koppers Inc., 436 Seventh Avenue, Pittsburgh, PA 15219. This Release shall be void and of no effect if the signed Counterparts are not delivered to the Senior Vice President, Culture & Engagement at the aforesaid address by the business day following the last day of the Consideration Period. This Release shall also be void and of no effect if the Counterparts are signed by Employee prior to the Separation Date.

C.Revocation: Employee shall have a period of seven (7) days following her execution of this Release to revoke it (the “Revocation Period”), and this Release shall not be effective or enforceable prior to day following the expiration of the Revocation Period (i.e., the eighth (8th) day following Employee’s execution of this Release). Revocation can be made by delivering a written notice to Koppers Inc., Attention: Stephen Lucas, Senior Vice President, Culture & Engagement, Koppers Inc., 436 Seventh Avenue, Pittsburgh, PA 15219 (at LucasSG@Koppers.com). The revocation of this Release by Employee will automatically revoke the terms described in Section 2 above, and no Consideration due pursuant to Section 2 will be paid to Employee. If Employee does not advise Koppers in writing that Employee revokes this Release within seven (7) days of her execution of it, this Release shall be forever enforceable. The eighth (8th) day following Employee’s execution of this Release shall be deemed the Effective Date of this Release.

Section 6 -- Miscellaneous
A.Breach of the Release: If Employee fails to comply with or breaches any portion of this Release, or disavows any portion of the release of claims (including all Claims) in Section 3, Koppers may, in addition to other remedies it may have, reclaim any amounts paid to Employee under the provisions of this Release or terminate any benefits or payments that are later due under this Release, without waiving the release of claims (including all Claims) in Section 3.

B.Entire Agreement: Other than any surviving terms or conditions of any Employment Terms and Conditions Agreement between Employee and Koppers, including, but not limited to, the Annual Incentive Plan and the Equity Agreements, Employee understands and agrees that the terms and conditions of this Release constitute the full and complete understandings, agreements, and promises between Employee and Koppers with respect to all matters covered by this Release, that the terms and conditions of this Release cancel and supersede any prior understandings or agreements that may have been made or existing between Employee and Koppers with respect to all matters covered by this Release except as otherwise provided herein, and that no other promise or inducement has been offered except as set forth herein.

C.Amendment: This Release may not be amended, modified, waived, or cancelled except by a writing signed by each party hereto. No waiver of any provision of this Release shall be effective as against the waiving party unless such waiver is in writing and signed by the waiving party.

D.Severability/Interpretation: If any term, condition, clause, or provision of this Release shall be determined by a court of competent jurisdiction to be void or invalid at law, or for any other reason, then only that term, condition, clause, or provision, as is determined to be void or
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invalid, shall be stricken from this Release, and this Release shall remain in full force and effect in all other respects. This Release will be governed by, construed and enforced in accordance with the laws of the state in which Employee principally conducted business on behalf Koppers, without regard to such state’s conflict of laws provisions.

E.Compliance with Section 409A: It is the intent of the parties that the severance benefits provided under Section 2 shall, to the maximum extent possible, qualify for the short term deferral exception, the separation pay plan exception or other applicable exception under Section 409A of the Internal Revenue Code of 1986, as amended, including the applicable regulations (“Section 409A”), so that none of the payments and benefits will result in adverse tax consequences, including tax penalties under Section 409A. Any ambiguities in the Release will be interpreted to comply with this intent. Each severance benefit and each installment of a severance payment or benefit shall be deemed a separate payment under this Release. Notwithstanding any provision of this Release to the contrary, in no event shall the timing of Employee’s execution of this Release, directly or indirectly, result in Employee designating the calendar year of payment, and if a payment under this Release is payable within sixty (60) days after the date of termination and is considered deferred compensation under Section 409A, the payment shall be made on the sixtieth (60th) day after the date of termination. Notwithstanding the foregoing, Employee understands that Employee will be solely responsible for tax consequences under Section 409A and that Koppers will not indemnify or reimburse Employee for tax consequences under Section 409A, if any.

F.Successors: This Release binds Employee, and all heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of each Released Party and their respective heirs, administrators, representatives, executors, successors, and assigns.
G.Counterparts: This Release may be signed in two counterparts, each of which shall be deemed an original when signed and shall constitute the same instrument. Koppers shall retain Counterpart No. 1 of this Release and Employee shall retain Counterpart No. 2 of this Release.

H.No Further Company Obligations: Employee acknowledges that, except for the Consideration provided under Paragraph 2 of the Release, Koppers shall have no further obligations to Employee of any kind. Employee further acknowledges that Employee has received from Koppers and each Released Party all compensation of any kind to which Employee was entitled in connection with Employee’s employment with Koppers.

Employee acknowledges that Employee: (i) has carefully read the foregoing Release; (ii) completely understands its contents; (iii) understands the significance and consequence of signing it; and (iv) intends to be legally bound by its terms. Employee further acknowledges that Employee has had a reasonable and sufficient period of time within which to consider this Release and the opportunity to review this Release with counsel. Employee swears that Employee has agreed to and signed this Release voluntarily and as Employee’s own free will, act, and deed and for full and sufficient consideration.

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    IN WITNESS WHEREOF, JIMMI SUE SMITH and KOPPERS INC. have executed this Confidential Transition Agreement and General Release on the dates set forth below.

/s/ Jimmi Sue Smith JIMMI SUE SMITH Date: March 9, 2026	/s/ Stephen Lucas KOPPERS INC. By: Stephen Lucas Title: Senior Vice President, Culture & Engagement Date: March 9, 2026

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Rev 11/2024